UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12

THE HOWARD HUGHES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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May 11, 2011
Dear Stockholder:
     You are invited to attend the first annual meeting of stockholders of The Howard Hughes Corporation. The meeting will be held at 9:00 a.m., local time, on Wednesday, June 22, 2011, at The Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas 75240.
     Information about the meeting is presented in the following notice of annual meeting of stockholders and proxy statement. The report will be followed by a question-and-answer session. We hope that you will be able to attend the annual meeting.
     It is important that your shares be voted at the meeting. Whether or not you plan to attend the meeting, please sign, date and return the proxy card or vote using the Internet or telephone voting procedures described on the proxy card.
     We look forward to seeing you at the meeting.

Sincerely, David R. Weinreb Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on June 22, 2011

     The 2011 annual meeting of stockholders of The Howard Hughes Corporation (the “Company”) will be held at 9:00 a.m., local time, on Wednesday, June 22, 2011, at The Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas 75240. The meeting will be held for the following purposes:
1.	To elect nine directors to hold office until the 2012 annual meeting of stockholders;

2.	To conduct an advisory vote on executive compensation;

3.	To conduct an advisory vote on the frequency of advisory votes on executive compensation; and

4.	To transact such other business as may properly come before the annual meeting.
     Only stockholders of record as of the close of business on April 25, 2011 are entitled to notice of, and to vote at, the annual meeting.
     Your vote is very important. Whether or not you plan to attend the annual meeting, please vote by signing, dating and promptly returning your proxy card or by using the Internet or telephone voting procedures described on the proxy card. If you hold shares in an account with a broker, bank or other nominee, please follow the instructions you receive from them to vote your shares.

By Order of the Board of Directors, Grant D. Herlitz President
Dallas, Texas
May 11, 2011

THE HOWARD HUGHES CORPORATION
One Galleria Tower
13355 Noel Road, Suite 950
Dallas, Texas 75240

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 22, 2011

QUESTIONS AND ANSWERS REGARDING THIS PROXY STATEMENT
AND THE ANNUAL MEETING
Why am I receiving this proxy statement?
     This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Howard Hughes Corporation (the “Company”) for use at the Company’s 2011 annual meeting of stockholders or any postponement or adjournment thereof (the “Annual Meeting”). This proxy statement also provides information you will need to consider to act upon the matters specified in the accompanying notice of annual meeting of stockholders. This proxy statement and the enclosed proxy card are being mailed to stockholders on or about May 11, 2011.
What are the Board’s voting recommendations?
     The Board recommends that you vote as follows:
•	FOR each of the nominees to the Board (Proposal No. 1);

•	FOR the advisory vote on executive compensation (Proposal No. 2); and

•	THREE YEARS for the frequency of advisory votes on executive compensation (Proposal No. 3).
Who is entitled to vote at the Annual Meeting?
     Holders of the Company’s common stock at the close of business on April 25, 2011, are entitled to receive notice of and to vote their shares at the Annual Meeting. On April 25, 2011, there were 37,923,154 shares of Company common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
     If your shares are registered in your name with the Company’s transfer agent, Mellon Investor Services LLC, you are considered the “stockholder of record” of those shares. If your shares are held in an account with a broker, bank or other nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares.

How do I vote?
     You may vote in person at the Annual Meeting or by proxy using any of the following methods by:
•	Internet: visit the website shown on the proxy card and follow the instructions;

•	telephone: within the U.S. or Canada, call the toll-free telephone number shown on the proxy card and follow the instructions; or

•	mail: complete, sign and date the proxy card and return it in the prepaid envelope.
     If you vote by Internet or telephone, you do not have to return your proxy card.
What can I do if I change my mind after I submit my proxy?
     If you are a stockholder of record, you can revoke your proxy prior to the completion of voting at the Annual Meeting by:
•	delivering written notice revoking your proxy to the Corporate Secretary at the Company’s address set forth above;
•	timely delivering a new later-dated proxy using one of the methods described above; or
•	voting in person at the Annual Meeting.
     If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.
What shares are included in my proxy?
     If you are a stockholder of record, you will receive one proxy card for all of your shares that are registered in your name with the Company’s transfer agent. If you are a beneficial owner of shares, the voting instructions you receive from your broker, bank or other nominee will indicate the number of shares of Company common stock held by them on your behalf. If you received more than one proxy card, then your shares are likely registered in more than one name with the Company’s transfer agent and/or held in more than one account with your broker, bank or other nominee. Please complete, sign, date and return each proxy card to ensure that all of your shares are voted.
What happens if I do not give specific voting instructions?
     All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your instructions on your proxy. If a properly executed proxy gives no specific instructions then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
     If you are a beneficial owner of shares and do not provide your broker, bank or other nominee with specific voting instructions, then under the rules of the New York Stock Exchange, they may only vote on matters for which they have discretionary power to vote. If your broker, bank or other nominee does not receive instructions from you on how to vote your shares and they do not have discretion to vote on the matter, then the broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares.
     As a result of recent rule changes, your broker, bank or other nominee is not permitted to vote on your behalf on the election of directors and other matters to be considered at the Annual Meeting, unless you provide specific instructions by completing and returning a properly executed proxy or following the instructions provided to you to vote your shares via telephone or the Internet. For your vote to be counted, you now will need to communicate your voting decisions to your broker, bank or other nominee before the date of the Annual Meeting
What constitutes a quorum?
     A majority of the outstanding shares of common stock must be present, in person or by proxy, to constitute a quorum at the Annual Meeting.
     Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner.
What are the voting requirements for each of the matters to be voted on at the Annual Meeting?

		Broker	Treatment of
	Vote Necessary to	Discretionary	Abstentions and
Proposal	Approve Proposals	Voting Allowed?	Broker Non-Votes
No. 1 - Election of Directors	Each director nominee must receive the affirmative vote of a majority of the votes cast “for” and “against” the nominee	No	Abstentions and broker non-votes are not considered votes cast

No. 2 - Advisory Vote on Executive Compensation	Affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the matter	No	Abstentions will be considered votes cast against the matter and broker non-votes are not considered votes cast

No. 3 - Advisory Vote on the Frequency of Advisory Votes on Executive Compensation	Plurality (that is, the largest number) of votes cast	No	Abstentions and broker non-votes are not considered votes cast

PROPOSAL 1
ELECTION OF DIRECTORS
     The Company’s by-laws provide that the number of directors will be determined by the Board from time to time. Currently, the Board consists of nine directors. Each of the Company’s directors stands for election each year at the Annual Meeting.
     Each director nominee identified below is an incumbent director whose nomination to serve on the Board was recommended by the nominating and corporate governance committee and approved by the Board. The director nominees, if elected, will serve until the 2012 annual meeting of stockholders, or until their earlier resignation or removal. Each of the director nominees has indicated a willingness to serve as a director if elected.
     In connection with the Company’s spin-off from General Growth Properties, Inc. (“GGP”) in November 2010, Pershing Square Capital Management, L.P. (“Pershing Square”) and Brookfield Retail Holdings LLC (“Brookfield”) purchased shares of Company common stock for an aggregate price of $178.5 million. In connection with these purchases, the Company agreed to nominate and use its reasonable best efforts to elect to the Board certain director nominees designated by Pershing Square and Brookfield. Based on their current ownership of Company common stock, Pershing Square has the right to designate three director nominees and Brookfield has the right to designate one director nominee. The director nominees designated by Pershing Square are William Ackman, Gary Krow and Allen Model. The director nominee designated by Brookfield is David Arthur.
     The directors will be elected by the affirmative vote of a majority of votes cast “for” or “against” the election of that nominee.
     The Board recommends a vote FOR each of the nine director nominees listed below.
     William Ackman, age 44, has served as Chairman of the Board since November 2010. Mr. Ackman is the founder and chief executive officer of Pershing Square Capital Management, L.P., a registered investment adviser founded in 2003. Pershing Square is a concentrated, research-intensive fundamental value investor in publicly traded companies. Mr. Ackman also has served as a director of J.C. Penney Company, Inc. since February 2011 and as a director of Justice Holdings Limited since April 2011. From June 2009 to March 2010, Mr. Ackman served as a director of General Growth Properties, Inc. Mr. Ackman’s management experience, his prior service on boards of directors of public companies and his investments in real estate-related public and private companies give him valuable insight that can be applied to the Company and benefit the Board. Mr. Ackman is a director nominee designated by Pershing Square pursuant to the terms of the stockholder agreement between the Company and Pershing Square.
     David Arthur, age 57, has served as a director since November 2010, and served as interim principal executive officer from November 9, 2010 to November 22, 2010 pursuant to the terms of the services agreement between the Company and Brookfield Advisors LP. For additional information about the services agreement, see “Related Party Transactions and Certain Relationships—Transactions Prior to the Spin-Off.” Since 2004, Mr. Arthur has served as president and chief executive officer of Brookfield Real Estate Opportunity Fund (“BREOF”), a real estate opportunity fund investing in high yield office, industrial and residential real estate opportunities in major markets in the United States and Canada. Brookfield Asset Management is the principal investor and sponsor in BREOF. In addition, since December 2009, Mr. Arthur has been a managing partner in the Real Estate Investments, North American Division for Brookfield Asset Management. Prior to joining BREOF, Mr. Arthur was president and chief executive officer of Brookfield Properties Ltd., where his responsibilities in Canada, Denver, Minneapolis and southern California included property acquisitions, value-add capital and leasing programs, operations, financing and the sourcing of institutional partners. Mr. Arthur was the founding chairman of Brookfield LePage Johnson Controls, a major Canadian facilities management company, and his previous experience includes Cadillac Fairview Corporation Limited, Cambridge Leaseholds and Coscan Development. Mr. Arthur also served as a director of Brookfield Properties Corporation until 2004. Mr. Arthur’s extensive experience in the real estate industry along with his many leadership roles allow him to make key contributions to the Board on operational, investment and other strategy matters. Mr. Arthur is a director nominee designated by Brookfield pursuant to the terms of the stockholder agreement between the Company and Brookfield.
     Adam Flatto, age 48, has served as a director since November 2010. Mr. Flatto is president of The Georgetown Company, a privately-held real estate investment and development company based in New York City. Mr. Flatto has been with The Georgetown Company since 1990 and during that time has been involved with the development, acquisition and ownership of over 15 million square feet of commercial and residential real estate projects throughout the United States. These projects have included a wide array of projects ranging from large-scale office buildings, movie studios, retail shopping malls and arenas to hotels, apartment buildings, mixed-use master planned communities and others. Mr. Flatto’s extensive real estate development and management experience provide the Board with key insight into operations and strategic planning matters.
     Jeffrey Furber, age 52, has served as a director since November 2010. Mr. Furber is the chief executive officer of AEW Capital Management, L.P. (“AEW”) and chairman of AEW Europe. Mr. Furber joined AEW in 1997. AEW provides real estate investment management services to investors worldwide. Mr. Furber has oversight responsibility for all of AEW’s operating business units in the United States, Europe and Asia and chairs AEW’s Management Committee. He is also a member of AEW’s Investment Committees and Investment Policy Groups in North America, Europe and Asia. Prior to 1997, Mr. Furber served as managing director of Winthrop Financial Associates, a subsidiary of Apollo Advisors, and as president of Winthrop Management. Mr. Furber has extensive experience overseeing financial investments in the real estate industry and has held leadership roles within his firm and industry groups alike. His investment and management experience enable him to provide the Board with key insight into real estate matters.
     Gary Krow, age 56, has served as a director since November 2010. Mr. Krow was the president, chief executive officer and a director of GiftCertificates.com, a leading e-commerce provider of business-to-business incentive management solutions, from July 2008 until its sale in 2010. Mr. Krow was a consultant for Light Year Capital, a diversified private equity company, from January 2008 to June 2008. From 1999 to May 2007, Mr. Krow served as president of Comdata Corporation, a global electronic issuer and processor of payments. Mr. Krow joined Comdata in 1990. Mr. Krow has served on the boards of directors of National Association of Travel Centers Foundation, TIMM Communications, Inc. and the American Heart Association in Davidson County, Tennessee. Mr. Krow’s extensive e-commerce and technology operations experience allows him to provide the Board with insight into the efficient transfer of data and the development of systems necessary to operate in a technologically advanced economy. Mr. Krow is a director nominee designated by Pershing Square pursuant to terms of the stockholder agreement between the Company and Pershing Square.
     Allen Model, age 65, has served as a director since November 2010. Mr. Model is the co-founder of Overseas Strategic Consulting, Ltd. (“OSC”) and served as treasurer and managing director of OSC from 1992 until his retirement from those positions in November 2010, at which time he continued to hold a passive interest in OSC and the title of “Founder Emeritus.” OSC is an international consulting firm that provides public information services to clients worldwide, including the United States Agency for International Development, The World Bank, The Asian Development Bank and host governments.

Since 1988, Mr. Model has also been a private investor for Model Entities, which manages personal and family portfolios. Mr. Model currently serves as a director of two privately-held companies: Anchor Health Properties, a real estate partnership that develops medically related properties, since 1990; and NetBoss Technologies, Inc., a company that provides software management tools for telecommunications companies. Mr. Model served as a director of Sinewave Energy Technologies, a company that produced energy saving devices in lighting space from 1994 until 2011. Mr. Model served as a director of three publicly-traded companies: Blue Ridge Real Estate Company, a land development company, from 1975 to 2002; Big Boulder Corp., a land development company linked to Blue Ridge, from 1975 to 2002; and MetroWest Bank, from 1990 to 2001. Mr. Model’s consulting and investment experience as well as his service on boards of directors of both public and private companies provide him with knowledge in corporate strategy and investment expertise that will benefit the Board. Mr. Model is a director nominee designated by Pershing Square pursuant to the terms of the stockholder agreement between the Company and Pershing Square.
     R. Scot Sellers, age 54, has served as a director since November 2010. Mr. Sellers has served as chief executive officer of Archstone, one of the world’s largest apartment companies, since January 1997, and prior to that was Archstone’s chief investment officer since 1995. Under his leadership, Archstone moved from being a mid-sized owner of apartments in secondary and tertiary cities (San Antonio and El Paso), to becoming the largest publicly traded owner of urban high rise apartments in the nation’s premier cities (Manhattan, Washington, D.C. and others). During his 30 year career in the apartment business, Mr. Sellers’ has been responsible for the development, acquisition and operation of over $40 billion of apartment communities in over 50 different cities across the United States. Mr. Sellers is a member of the Executive Committee of the National Multi-Housing Council and served as the chairman of the National Association of Real Estate Investment Trusts from November 2005 to November 2006. Mr. Sellers’ extensive experience in the real estate industry, which coincided with the broad growth of Archstone, and his service on industry committees provide him with insight into operations, development and growth of the real estate industry and make him particularly suited to provide guidance to the Board.
     Steven Shepsman, age 58, has served as a director since November 2010. Mr. Shepsman is an executive managing director and founder of New World Realty Advisors, a real estate investment and advisory firm specializing in real estate restructurings, development and finance. Mr. Shepsman has been with New World Realty Advisors since 2009. Mr. Shepsman recently served as chair of the Official Committee of Equity Holders in the Chapter 11 proceedings of General Growth Properties, Inc. As a principal in a real estate fund, Mr. Shepsman has oversight responsibility for the fund’s due diligence and acquisition of investment platforms, and with subsequent asset acquisitions, financings and dispositions. Earlier in his career, Mr. Shepsman, a certified public accountant, was a managing partner of Kenneth Leventhal and Company and of Ernst & Young’s Real Estate Practice. Mr. Shepsman was formerly a member of the Real Estate Committee of the American Institute of Certified Public Accountants and was the chair of the Real Estate Committee of the New York State Society of Certified Public Accountants. Mr. Shepsman is presently the chair of the Dean’s Advisory Council for the School of Management at the University of Buffalo. Mr. Shepsman’s extensive professional accounting and financial expertise, including in the real estate industry, allow him to provide key contributions to the Board on financial, accounting, corporate governance and strategic matters.
     David R. Weinreb, age 46, has served as a director and Chief Executive Officer of the Company since November 22, 2010. Mr. Weinreb has served as the chairman and chief executive officer of TPMC Realty Corporation, a real estate investment firm, since 1993. Mr. Weinreb served as director of operations of Thornton Partners Management Company from 1987 to 1990, and as its executive vice president and chief operations officer from 1990 to 1993. From 1986 to 1987, he was project manager for The MacDonald & Masi Company. From 1984 to 1986, he worked as a broker with Murray Financial. Mr. Weinreb serves on the Advisory Council for the Lusk Center for Real Estate at the University of

Southern California. Mr. Weinreb’s experience with the Company’s spin-off and familiarity with the Company’s assets gives him in-depth knowledge of the Company’s business and an understanding of operational and strategic matters impacting the Company.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
     The Company believes that its compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of its stockholders. This advisory stockholder vote, commonly known as “say-on-pay,” gives you as a stockholder the opportunity to endorse or not endorse the Company’s executive compensation program by voting for or against this proposal.
     The vote on this proposal is not intended to address any specific element of compensation. The vote relates to the compensation of the Company’s named executive officers, as described under the heading “Compensation Discussion and Analysis” in this proxy statement disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”).
     This proposal is required pursuant to Section 14A of the Securities Exchange Act of 1934. Because your vote is advisory, it will not be binding on the Company or the Board. The compensation committee will consider the outcome of the vote when evaluating future executive compensation programs.
     The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this proposal endorsing the Company’s executive compensation program.
The Board recommends a vote FOR proposal 2.

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES
ON EXECUTIVE COMPENSATION
     This advisory vote gives stockholders the opportunity to provide input to the Board as to how often the Company should include a proposal regarding executive compensation, similar to Proposal 2, in its annual proxy statement. Stockholders may vote for the proposal to be included in the Company’s proxy statement every one, two or three years or may abstain from voting.
     The Board recommends that a say-on-pay stockholder advisory vote, similar to Proposal 2, be included in the Company’s proxy statement every three years. The Board believes an advisory vote every third year will provide the Company’s stockholders with time to evaluate the effectiveness of the Company’s overall compensation philosophy, policies and practices in the context of its long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and operating results. An advisory vote occurring every three years will also permit the Company’s stockholders to observe and evaluate the impact of any changes to the Company’s executive compensation policies and practices which have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation.
     This proposal is required pursuant to Section 14A of the Securities Exchange Act of 1934. The advisory vote on the frequency of advisory votes on executive compensation will be based on a plurality of votes cast at the Annual Meeting. Because this vote is advisory, it will not be binding on the Company or the Board. The Board intends to evaluate the voting on this proposal in determining how frequently the Company will submit advisory votes on executive compensation to its stockholders.
     You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to this proposal. Stockholders are not voting to approve or disapprove the recommendation of the Board.
The Board recommends that an advisory vote on executive compensation be held every THREE YEARS.

CORPORATE GOVERNANCE
Corporate Governance and Risk Management
     The Board has adopted the following policies to serve as the governing framework of the Company:
•	corporate governance guidelines to assist the Board in the exercise of its responsibilities to the Company and its stockholders;

•	a code of business conduct and ethics applicable to the Company’s directors;

•	a code of business conduct and ethics applicable to the Company’s officers and other employees; and

•	written charters for its audit committee, compensation committee and nominating and corporate governance committee.
     The Company’s corporate governance guidelines, codes of business conduct and ethics and committee charters are available on the Company’s website at www.howardhughes.com under the Investors tab. You may also obtain a copy of these policies upon written request to the Company’s Corporate Secretary at its principal executive offices.
     The Board periodically reviews its corporate governance policies and practices. Based on these reviews, the Board may adopt changes to policies and practices that are in the best interests of the Company and as appropriate to comply with any new SEC or NYSE corporate governance requirements.
     The Board may, at its discretion, elect a Chairman of the Board from among the directors. If at any time the Chairman of the Board is a current or former executive officer of the Company or for any reason is not an independent director, a presiding director will be selected by the independent directors from among the directors who are not current or former executive officers of the Company and are otherwise independent. The Board adopted this structure to promote decision-making and governance independent of that of the Company’s management and to better perform the Board’s monitoring and evaluation functions. Presently, the positions of Chairman of the Board and Chief Executive Officer are held by different individuals. The Chairman of the Board, William Ackman, is not a member of Company management.
     The Board has established a policy that its non-management directors meet in executive session, without members of management present in conjunction with each meeting of the Board. The Chairman of the Board or presiding director presides over each executive session. The Board policy provides that if the Board includes directors that are not independent, at least one executive session each year will include only independent directors.
     The Company believes the foregoing policies and practices, when combined with the Company’s other governance policies and procedures, provide an appropriate framework for oversight, discussion and evaluation of decisions and direction from the Board.
     The Board views risk management as one of its primary responsibilities. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. While the Board maintains oversight responsibility for risk management, it monitors risks arising from financial reporting and management actions to monitor and control such exposures through the audit committee. The audit committee also discusses guidelines and policies to govern the process by which risk assessment and risk management are undertaken. In addition, the compensation committee considers and evaluates whether the Company’s compensation structure establishes appropriate incentives for executives and other employees of the Company, including whether the Company’s compensation policies and practice for its executives and employees give rise to risks that are reasonably likely to have a material adverse effect on the Company.
Director Independence
     NYSE corporate governance guidelines require that at least a majority of the members of the Board meet the NYSE criteria for independence. The Board has determined that each of its non-management directors, Messrs. Ackman, Arthur, Flatto, Furber, Krow, Model, Sellers and Shepsman, is independent under the NYSE independence standards. Mr. Weinreb is not independent because he is an employee of the Company.
Director Nominations
     Qualifications. The nominating and corporate governance committee considers a number of factors in its evaluation of director candidates. These factors include their specific experience, qualifications, attributes and skills in light of the Company’s business. The nominating and corporate governance committee is also responsible for recommending the nomination of those incumbent directors it deems appropriate for re-election to the Board and, if applicable, reappointment to any committees of the Board on which such director serves.
     While the nominating and corporate governance committee has not established specific criteria relating to a candidate’s age, education, experience level or skills, qualified candidates are expected to have appropriate judgment, skill, integrity and experience. While the Board considers diversity in evaluating candidates, the Board does not currently have a specific policy focused on diversity.
     Stockholder Recommendations. The nominating and corporate governance committee will consider recommendations of potential candidates from stockholders based on the same criteria as a candidate identified by the nominating and corporate governance committee. Stockholders may recommend candidates, but to be considered for inclusion in the proxy statement, notice must be received by the Corporate Secretary at least 120 days but not less than 90 days before the first anniversary of the date of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 70 days after the date of the preceding year’s annual meeting, then the stockholder must submit notice at least 120 days but not less than 90 days before such meeting, or if the first public announcement of the date of the annual meeting is less than 100 days before the annual meeting, the stockholder must submit his notice within 10 days of the public announcement.
     A stockholder’s notice must include the following:
•	as to each person being recommended, all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in contested elections;
•	such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among such stockholder and, if applicable, the beneficial owner of the shares held by such stockholder.
Communications with the Board
     Any stockholder and other interested party may communicate with the Board, any Board committee, the non-management directors or any other individual director. All written communications must identify the recipient and the author and be forwarded by certified mail to: The Howard Hughes Corporation, One Galleria Tower, 13355 Noel Road, Suite 950, Dallas, Texas 75240, Attention: Corporate Secretary. The Corporate Secretary will act as agent for the directors in facilitating these communications.
Codes of Business Conduct and Ethics
     The Company has adopted a code of business conduct and ethics applicable to the Company’s directors and a code of business conduct and ethics applicable to the Company’s officers and other employees. The purpose of these codes is to, among other things, affirm the Company’s commitment to the highest standards of business conduct and ethics, integrity and attendant compliance reporting in accordance with all applicable laws. The codes sets forth a common set of values and standards to which all of the Company’s directors, officers and employees are expected to adhere. The Company will post information regarding any amendment to, or waiver from, its codes of business conduct and ethics on its website under the Investors tab as required by applicable law.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION
The Board
     The Board currently consists of nine members, eight of whom are non-management directors. Under the Company’s by-laws, the Board may select one of its members to be Chairman of the Board. Currently, William Ackman is the Chairman of the Board.
     Under the Company’s corporate governance guidelines, Board members are expected to devote the time reasonably necessary to discharge their responsibilities and to prepare for and, to the extent reasonably practicable, attend and participate in all meetings of the Board and Board committees on which they serve. Each director is expected to attend the annual meeting of stockholders. From the date of the Company’s spin-off in November 2010 until the end of 2010, the Board held one meeting.
Board Committees
     The Board has three standing committees: audit committee, compensation committee and nominating and corporate governance committee, each of which is described below. Each committee operates under a written charter adopted by the Board. The table below sets forth the current composition of Board committees.

Nominating and
	Audit	Compensation	Corporate Governance
	Committee	Committee	Committee
William Ackman		✓
David Arthur		✓
Adam Flatto			✓
Jeffrey Furber			✓(Chair)
Gary Krow	✓	✓ (Chair)
Allen Model	✓		✓
R. Scot Sellers		✓	✓
Steven Shepsman	✓(Chair)		✓
Audit Committee
     The audit committee oversees the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. The functions and responsibilities of the audit committee include:
•	appointing, retaining and replacing the independent registered public accounting firm;

•	managing and overseeing the work of the independent registered public accounting firm;

•	pre-approving all auditing services, internal control related services and permitted non-audit services to be performed for the Company by the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm financial statement and disclosure matters;

•	reviewing the findings and recommendations of the Company’s independent registered public accounting firm and management’s response to the recommendations of that firm;

•	reviewing and discussing with management and the independent registered public accounting firm the Company’s major financial and accounting risk exposures, any significant non-financial risk exposure and related policies and practices to assess and control such exposures;

•	overseeing the internal audit function;

•	overseeing compliance with applicable legal and regulatory requirements;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•	reviewing the adequacy of the audit committee charter on an annual basis.
     The audit committee was formed in November 2010 in connection with the Company’s spin-off. During 2010, the audit committee held one meeting. The Company’s independent registered public accounting firm reports directly to the audit committee. Each member of the audit committee has the ability to read and understand fundamental financial statements. The Board has determined each member of the audit committee is “independent” as defined by NYSE corporate governance standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Board has also determined that Mr. Shepsman meets the requirements of an “audit committee financial expert” as defined by the rules of the SEC.
Compensation Committee
     The compensation committee establishes, administers and reviews the Company’s policies, programs and procedures for compensating its executive officers and the Board. The functions and responsibilities of the compensation committee include:
•	evaluating the performance of and determining the compensation for the Company’s executive officers, including its Chief Executive Officer;

•	reviewing, approving and recommending to the Board the Company’s incentive plans;

•	reviewing and approving employment and other contracts relating to compensation with the Company’s executive officers;

•	reviewing director compensation policies, objectives and programs and approving the form and amount of director compensation;

•	reviewing and discussing with management the Compensation Discussion and Analysis to be included in the Company’s annual reports or proxy statement; and

•	reviewing the adequacy of the compensation committee charter on an annual basis.
     The compensation committee was formed in November 2010 in connection with the Company’s spin-off. During 2010, the compensation committee held three meetings. The Board has determined that each member of the compensation committee is “independent” as defined by NYSE corporate governance standards.

Nominating and Corporate Governance Committee
     The functions and responsibilities of the nominating and corporate governance committee include:
•	developing and recommending corporate governance guidelines applicable to the Board and the Company’s employees;

•	developing criteria and qualifications for directors to be used in identifying, reviewing and selecting director candidates;

•	identifying and recommending individuals qualified to be directors;

•	reviewing relationships between directors, the Company and members of management and recommending to the Board whether directors are independent;

•	recommending committee composition and assignments; and

•	reviewing the adequacy of the nominating and corporate governance committee charter on an annual basis.
     The nominating and corporate governance committee was formed in November 2010 in connection with the Company’s spin-off. During 2010, the nominating and corporate governance committee did not hold any meetings. The Board has determined that each member of the nominating and corporate governance committee is “independent” as defined by NYSE corporate governance standards.
2010 Director Compensation
     Annual Compensation. The table below summarizes the director compensation plan approved by the Board.

Board Service:
Annual Retainer	$112,000
Meeting Fee (in person)	2,000
Meeting Fee (telephonic)	750
Board Committee Service:
Audit Committee Chair	$30,000
Audit Committee Member	15,000
Compensation Committee Chair	7,500
Compensation Committee Member	3,750
Nominating and Corporate Governance Committee Chair	7,500
Nominating and Corporate Governance Committee Member	3,750
Meeting Fee (in person)	1,000
Meeting Fee (telephonic)	500

     The annual retainer for Board service is paid 50% in cash and 50% in restricted stock. Directors may elect annually to increase the portion of their annual retainer for Board service that is payable in restricted stock up to 100%.
     The Company also reimburses directors for all expenses incurred in attending Board and Board committee meetings. A director who is, or becomes, an employee of the Company does not receive additional compensation for serving as a director.
     Director Compensation Table. Except as otherwise indicated, the table below sets forth the compensation earned by each of the Company’s directors during 2010.

	Fees Earned or
Name (1)	Paid in Cash (2)	Stock Awards (3)	Total
William Ackman (4)	$0	$0	$0
David Arthur (4)	0	0	0
Adam Flatto	12,969	42,000	54,969
Jeffrey Furber	5,469	56,000	61,469
Gary Krow	17,188	42,000	59,188
Allen Model	15,602	33,590	49,192
R. Scot Sellers	10,188	56,000	66,188
Steven Shepsman	12,969	56,000	68,969

(1)	David R. Weinreb, a director and Chief Executive Officer of the Company, is not included in this table because he is an employee of the Company and receives no additional compensation for his services as a director. The compensation earned by Mr. Weinreb as an employee of the Company during 2010 is shown in “Executive Compensation—Summary Compensation Table.”

(2)	Includes fees earned for service related to Board and Board committee functions in preparation of the spin-off on November 9, 2010 and a trip to inspect certain assets of the Company.

(3)	Represents the aggregate grant date fair value of restricted stock granted to the Company’s non-management directors. Pursuant to SEC rules, the dollar amounts were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, and exclude the effect of estimated forfeitures. As of December 31, 2010, the number of shares of restricted stock held by each of the directors listed in the table above were as follows: Mr. Flatto (1,014), Mr. Furber (1,352), Mr. Krow (1,014), Mr. Model (811), Mr. Sellers (1,352) and Mr. Shepsman (1,352).

(4)	Mr. Ackman and Mr. Arthur have waived all compensation relating to their service as directors of the Company.
Stock Ownership Guideline
     In November 2010, the Board adopted a stock ownership guideline for non-management directors to align their interests with those of the Company’s stockholders and to strengthen the Company’s commitment to sound corporate governance. The stock ownership guideline provides that each non-management director is required to own shares of Company common stock with a value equal to five times the annual retainer for Board service. Each non-management director is expected to comply with the ownership guideline within five years of becoming a director.

EXECUTIVE OFFICERS
     The Company was spun-off from GGP in November 2010 in connection with GGP’s emergence from bankruptcy. The Company did not have any executive officers upon completion of the spin-off. The following table sets forth certain information with respect to the Company’s current executive officers:

Name	Age	Position with the Company
David R. Weinreb	46	Chief Executive Officer and a director
Grant Herlitz	39	President
Andrew C. Richardson	44	Chief Financial Officer
     David R. Weinreb, age 46, has served as a director and Chief Executive Officer of the Company since November 22, 2010. Mr. Weinreb has served as the chairman and chief executive officer of TPMC Realty Corporation, a real estate investment firm, since 1993. Mr. Weinreb served as director of operations of Thornton Partners Management Company from 1987 to 1990, and as its executive vice president and chief operations officer from 1990 to 1993. From 1986 to 1987, he was project manager for The MacDonald & Masi Company. From 1984 to 1986, he worked as a broker with Murray Financial. Mr. Weinreb serves on the Advisory Council for the Lusk Center for Real Estate at the University of Southern California. Mr. Weinreb’s experience with the Company’s spin-off and familiarity with the Company’s assets gives him in-depth knowledge of the Company’s business and an understanding of operational and strategic matters impacting the Company.
     Grant Herlitz, age 39, has served as President of the Company since November 22, 2010. Mr. Herlitz was Interim Chief Financial Officer of the Company from January 31, 2011 to March 23, 2011. Mr. Herlitz serves as president and chief financial officer of TPMC Realty Corporation, a real estate investment firm. Mr. Herlitz joined TPMC Realty Corporation in October 2000 as vice president of investments. From 1997 to 2000, Mr. Herlitz was assistant to the chairman and chief executive officer of FirstPlus Financial Group, Inc. From 1994 to 1997, Mr. Herlitz worked as a tax accountant. Mr. Herlitz began his career with the European Community Observer Mission to South Africa, an organization established in conjunction with the United Nations to observe political change in South Africa. Grant is a licensed certified public accountant in the State of Texas and a member of the Texas Board of Public Accountancy.
     Andrew C. Richardson, age 44, has served as Chief Financial Officer of the Company since March 23, 2011. Prior to joining the Company, Mr. Richardson served as executive vice president, chief financial officer and treasurer of Northstar Realty Finance Corp. since April 2006. Northstar Realty is a publicly traded commercial real estate finance company focused on investments in real estate loans, fixed income securities and net-leased real estate properties. From March 2000 to March 2006, Mr. Richardson was head of the capital markets group for iStar Financial Inc., most recently as executive vice president. Mr. Richardson joined iStar Financial from Salomon Smith Barney, where from 1995 to 2000 he was an investment banker in the Global Mergers and Acquisitions and Real Estate and Lodging Groups, most recently serving as a vice president providing merger and acquisition advisory services and raising debt and equity capital for public and private real estate companies. Prior to joining Salomon Smith Barney, Mr. Richardson worked for Ernst & Young LLP as a certified public accountant from 1988 to 1993.

COMPENSATION DISCUSSION AND ANALYSIS
     The Company became an independent public company following the completion of its spin-off from GGP on November 9, 2010. Prior to the spin-off, the Company did not conduct any business and did not have any significant assets or liabilities. Further, the Company did not have any executive officers upon completion of the spin-off.
Interim Management
     In August 2010, GGP caused the Company to enter into a services agreement with Brookfield Advisors LP to provide the Company with, among other things, administrative services to facilitate the spin-off until full-time management could be identified and assume management responsibilities. Under this agreement, Brookfield Advisors agreed, among other things, to provide the Company with an interim principal executive officer and an interim principal financial and accounting officer. David Arthur, currently a director of the Company, served as the Company’s interim principal executive officer from November 9, 2010 until November 22, 2010. Rael Diamond served as the Company’s interim principal financial and accounting officer from November 9, 2010 until January 31, 2011. Under the services agreement, the Company paid Brookfield Advisors a monthly fee of $500,000 for the services it provided to the Company, including providing interim management personnel. The Company did not pay any compensation directly to Mr. Arthur or Mr. Diamond for their services as interim officers of the Company. The Company terminated its services agreement with Brookfield Advisors effective as of January 31, 2011.
     Effective as of November 22, 2010, the Board appointed David R. Weinreb as Chief Executive Officer and a director of the Company, and Grant Herlitz as President of the Company. The Company did not have any other executive officers in 2010. Grant Herlitz served as the interim principal financial and accounting officer from January 31 until March 23, 2011. On March 23, 2011, the Board appointed Andrew C. Richardson as Chief Financial Officer of the Company.
     The following discussion and analysis is of the Company’s current compensation philosophy and objectives utilized in approving the compensation for the Company’s Chief Executive Officer, President and Chief Financial Officer. The compensation of the Company’s executive officers during 2010 is presented in the tables and related information and discussed under “Executive Compensation” following this section.
Development of Compensation Program Objectives
     The Company was an independent public company for less than two months during 2010 and, prior to that time, did not have any executive officers. The compensation committee of the Board was formed, and its charter was approved, in November 2010 following the completion of the Company’s spin-off. Under the terms of its charter, the compensation committee is responsible for developing the Company’s executive compensation program. The compensation committee, which consists of four independent directors, began designing the Company’s executive compensation program in November 2010 following the spin-off.
     The compensation committee took its initial steps in developing the Company’s executive compensation program when it approved the terms of the Company’s employment agreements with Mr. Weinreb and Mr. Herlitz in connection with their hiring as executive officers of the Company in late November 2010. In February 2011, the compensation committee approved the terms of a substantially similar employment agreement with Mr. Richardson in connection with his hiring as an executive officer of the Company.

     The executive compensation program being designed by the compensation committee is intended to attract, retain and motivate the key people necessary to enable the Company to maximize operational efficiency and profitability over the long term. The compensation committee believes that executive compensation should seek to align the interests of the Company’s executives and other key employees with those of the Company and its stockholders. The Company’s executive compensation program is also being designed to differentiate compensation based upon individual contribution, performance and experience.
     In establishing compensation, the compensation committee intends to provide employees, including its executive officers, with a competitive total compensation package. The compensation committee intends to set compensation in this manner to ensure that the Company’s compensation practices do not put the Company at a disadvantage in attracting and retaining executives and other employees, while also ensuring a competitive cost structure for the Company.
Employment Agreements
     In November 2010, the Company entered into employment agreements with Mr. Weinreb, in connection with his appointment as Chief Executive Officer of the Company, and Mr. Herlitz, in connection with appointment as President of the Company. In February 2011, the Company entered into an employment agreement with Mr. Richardson, in connection with his appointment as Chief Financial Officer of the Company. These agreements provide for a minimum annual base salary, annual incentive compensation opportunities under plans approved by the compensation committee, as well as severance and other limited benefits. The compensation committee approved the terms of these employment agreements based upon (a) its assessment of the terms necessary to attract highly qualified executives to a new company, and (b) arm’s length negotiations with each of these executives. For a description of the material terms of these employment agreements, see “Executive Compensation—Employment Agreements.”
Executive Compensation Program and Policies
     The components of the Company’s executive compensation program will provide for a combination of fixed and variable compensation. As described in more detail below, these components currently are:
•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation;

•	broad-based employee benefits; and

•	severance benefits.
     Base Salary. The minimum annual base salary for each of the Company’s executive officers is set forth in his employment agreement. Future increases in base salary are expected to be determined on the basis of management responsibilities, level of experience and tenure with the Company, as well as internal and market comparisons. In setting base salaries for executive officers, the compensation committee will seek to provide a reasonable level of fixed compensation that is competitive with base salaries for comparable positions at similar companies. It is anticipated that the Company’s Chief Executive Officer will make recommendations annually with respect to changes in base salary for executive officers, other than for himself, as well as for other members of senior management. Neither the Chief Executive Officer nor any other executive officer is expected to participate in the compensation committee’s decisions regarding the base salaries of the Company’s executive officers.
     Annual Incentive Compensation. The compensation committee believes that annual incentive compensation is a key element of the total compensation of each executive officer. The compensation committee also believes that placing a significant portion of executive compensation at risk each year, subject to the results of established performance measures and objectives, appropriately motivates executives to achieve the Company’s financial and operational objectives, thereby enhancing stockholder value.
     The employment agreements for the Company’s current executive officers provide that each officer is eligible to receive annual incentive compensation based upon achievement of performance measures and objectives to be established by the compensation committee. The annual incentive compensation opportunity is equal to 50% of the executive’s annual base salary (60% for Mr. Richardson) for achievement of a threshold level of performance, 100% for achievement of a target level of performance, and 150% (140% for Mr. Richardson) for achievement of a maximum level of performance.
     The compensation committee has not adopted a formal policy regarding recovery of incentive awards for fiscal years for which financial results are later restated. The compensation committee expects to adopt a formal policy after final rules regarding these policies are adopted by the SEC as required by the Dodd-Frank Act. In the meantime, while not anticipated, the compensation committee would expect to consider any restatement in exercising is discretion in connection with determining the payout of incentive and other compensation awards for executives in the period immediately following such a restatement.
     Long-Term Incentive Compensation. In connection with the Company’s spin-off in November 2010, GGP, the Company’s then sole stockholder, approved the Company’s 2010 Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan is designed to attract, retain and motivate officers, employees, non-management directors and consultants of the Company and its subsidiaries, as well as promote the success of the Company’s business by providing participants with appropriate incentives.
     The Equity Incentive Plan is administered by the compensation committee. The maximum number of shares of Company common stock that may be issued pursuant to awards under the Equity Incentive Plan is 3,698,050 shares. The maximum number of shares that may be awarded to any participant in a fiscal year is 500,000 shares.
     The Equity Incentive Plan permits the following types of awards:
•	stock options;

•	restricted stock;

•	stock appreciation rights;

•	awards that vest, in whole or part, by reference to the fair market value of Company common stock, including restricted stock units and other phantom shares; and

•	awards intended to constitute “qualified performance-based compensation.”

     The compensation committee will determine the exercise price of stock options at the time of grant, but the exercise price may not be less than 100% of the fair market value of a share on the date of grant.
     In March 2011, the Company granted Mr. Richardson a one-time award of 20,000 shares of restricted stock in accordance with the terms of his employment agreement. These shares cliff-vest in March 2016. None of the Company’s other executive officers have been granted long-term equity incentive awards.
     The Company’s employment agreements with its current executive officers do not provide for an annual or other long-term incentive compensation opportunity. In connection with their hiring by the Company, each of the Company’s current executive officers purchased for cash from the Company a warrant exercisable for shares of Company common stock. In light of this, the compensation committee believes that additional long-term equity incentive compensation is not an appropriate incentive for these executives. The compensation committee is evaluating the use of long-term equity incentive compensation as part of the Company’s compensation program for its other officers and employees. For additional information about the warrants purchased by the Company’s executive officers, see “Related Party Transactions and Certain Relationships—Transactions After the Spin-Off—Warrant Agreements.”
     Employee Benefits. The Company provides health, life, and other insurance benefits to its executive officers on the same basis as its other full-time employees. The Company does not provide its executives and other employees with defined pension or contribution benefits, supplemental retirement benefits, post-retirement benefits or deferred compensation programs.
     Severance Benefits. The employment agreements with each of the Company’s executive officers provides for a cash severance payment in the event that, in connection with a change in control of the Company, the executive’s employment is terminated by the Company without cause or by the executive under certain circumstances. The cash severance payment is equal to three times (two times for the Chief Financial Officer) the sum of the executive’s base salary and annual incentive compensation for target level performance for the year in which the termination occurs. The employment agreements also provide that the terminated executive will not engage in activities that are competitive with the Company’s business for 12 months following his date of termination.
     The compensation committee believes that these benefits are necessary and appropriate to attract and retain qualified executive officers insofar as these benefits are generally made available by other companies. Additionally, the change in control benefits are intended to ensure that the Company’s executive officers are able, as a practical matter, to evaluate any potential change in control transaction objectively and to encourage executive officers to remain employed by the Company in the event a change in control becomes a real possibility. For additional information regarding the employment agreements with the Company’s executive officers, see “Executive Compensation—Employment Agreements” and “—Potential Payments Upon Termination or Change in Control.”
     No Tax “Gross-Up” Payments. The Company does not provide, and no executive officer is entitled to receive, any tax “gross-up” payments in connection with compensation, severance or other benefits provided by the Company.
     Deductibility of Compensation. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation a public company may deduct for federal income tax purposes in any one year with respect to the chief executive officer and the next four most highly compensated officers (excluding the principal financial officer) who were serving as executive officers as of the last day of the applicable year. Performance-based compensation that meets certain requirements is, however, excluded from this limitation.
     The compensation committee intends to review on an annual basis the potential impact of this deduction limitation on executive compensation. The deductibility of certain compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the control of the compensation committee. For these and other reasons, including the need to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) and has not adopted a policy requiring that all compensation be deductible.
     The compensation committee will also consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives and otherwise reasonably practicable. Base salary does not qualify as performance-based compensation under Section 162(m). The Company presently expects that all compensation paid to its executive officers in 2011 will be deductible by the Company.
2010 Compensation
     During 2010, the Company had two executive officers: David R. Weinreb, the Chief Executive Officer of the Company, and Grant Herlitz, the President of the Company. These executive officers received their annual base salaries as set forth in their employment agreements. The Company did not provide these executive officers with an annual incentive compensation opportunity for 2010 because the Company did not commence operations until its spin-off was completed in November 2010. The Company did, however, make a payment of $1 million to Mr. Herlitz in accordance with the terms of his employment agreement in recognition of the services provided by Mr. Herlitz in connection with the Company’s spin-off and prior to his employment by the Company.
Stock Ownership Guidelines
     The compensation committee has not established stock ownership guidelines for the Company’s executive officers. The compensation committee intends to consider the appropriateness of stock ownership guidelines during 2011.
COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
     The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
Gary Krow, Chair
William Ackman
David Arthur R. Scot Sellers

EXECUTIVE COMPENSATION
     The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding the executive compensation program presented under the caption “Compensation Discussion and Analysis” above.
Summary Compensation Table
     The following table sets forth information regarding the compensation of the Company’s executive officers during 2010. The Company’s executive officers during 2010 were its Chief Executive Officer, its President and the two individuals who served as interim principal executive officer and interim principal financial officer pursuant to the terms of the services agreement between the Company and Brookfield Advisors LP (collectively, the “Named Executive Officers”).

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus (1)	Awards	Awards	Compensation	Compensation	Total
David R. Weinreb	2010	$110,256	$—	$—	$—	$—	$—	$110,256
Chief Executive Officer

Grant Herlitz	2010	81,706	1,000,000	—	—	—	—	1,081,706
President

David Arthur(2)	2010	—	—	—	—	—	—	—

Rael Diamond(2)	2010	—	—	—	—	—	—	—

(1)	Mr. Herlitz received $1.0 million under the terms of his employment agreement in recognition of the services provided by him in connection with the Company’s spin-off and prior to his employment by the Company.

(2)	Pursuant to the terms of the services agreement between the Company and Brookfield Advisors LP, Mr. Arthur served as interim principal executive officer from November 9, 2010 to November 22, 2010 and Mr. Diamond served as interim principal financial officer from November 9, 2010 to January 31, 2011. Mr. Arthur and Mr. Diamond did not receive any compensation from the Company for their services as interim officers. For additional information see “Related Party Transactions and Certain Relationships—Transactions Prior to the Spin-Off.”
2010 Grants of Plan-Based Awards
     The Company did not grant any plan based awards in 2010.
Employment Agreements
     In November 2010, the Company entered into employment agreements in connection with hiring Mr. Weinreb as Chief Executive Officer of the Company and Mr. Herlitz as President of the Company. In February 2011, the Company entered into an employment agreement with Andrew C. Richardson in connection with hiring him as Chief Financial Officer of the Company. Each of these employment agreements has a term of six years, unless terminated earlier. The agreements provide for an annual base salary of $1,000,000 for Mr. Weinreb, $750,000 for Mr. Herlitz and $500,000 for Mr. Richardson.
     The executives are also eligible to receive an annual incentive compensation based upon achievement of performance measures and objectives to be established by the compensation committee. The amount of the annual incentive compensation is equal to 50% of the executive’s annual base salary (60% for Mr. Richardson) for achievement of a threshold level of performance, 100% for achievement of a target level of performance, and 150% (140% for Mr. Richardson) for achievement of a maximum level of performance.
     Under these agreements, if the Company terminates the employment of the executive without cause or the executive terminates his employment for good reason, in either case, in connection with or within 12 months following a change in control of the Company, the terminated executive will be entitled to receive:
•	an amount equal to three times (two times for Mr. Richardson) the sum of his base salary and annual incentive compensation for target level performance for the year in which the termination occurs (the “Severance Payment”);

•	an amount equal to his annual incentive compensation for the year in which the termination occurs, prorated for the number of days elapsed since the beginning of the year, based upon achievement of the applicable performance measures and objectives through the date of termination;

•	any unpaid base salary and accrued vacation through the date of termination; and

•	any other earned, but unpaid outstanding compensatory arrangements.
     Additionally, any outstanding equity awards held by the executive will immediately vest and become non-forfeitable.
     If an executive’s employment is terminated under any other circumstances, the terminated executive will be entitled to receive the payments described above, other than the Severance Payment.
     An executive is deemed to have been terminated without cause if the Board (excluding the executive if he is also a director) unanimously determines to terminate the executive for any reason other than:
•	conviction, plea of guilty or no contest to any felony;

•	gross negligence or willful misconduct in the performance of his duties;

•	drug addiction or habitual intoxication;

•	willful commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty, violation of law or a material act of dishonesty against the Company;

•	material and continued breach of the employment agreement, after written notice for substantial performance is delivered by the Company;

•	willful material breach of Company policy or code of conduct; or

•	willful and continued failure to substantially perform his duties, other than as a result of the executive’s incapacity due to physical or mental illness.
     An executive is deemed to have terminated his employment for good reason if his termination is based on the occurrence of any of the following events without the executive’s consent:
•	a material diminution in his base compensation;

•	a material diminution in his authority, duties or responsibilities;

•	the executive no longer reports directly to the Chief Executive Officer or the Board (for Mr. Weinreb, the Board); or

•	any other action or inaction that constitutes a material breach by the Company of the executive’s employment agreement.
     Each of the executives has agreed during the term of employment and for 12 months after his date of termination not to engage in any business competitive with the Company or to solicit the Company’s employees without the prior written consent of the Company.
Outstanding Equity Awards at Fiscal Year-End
     None of the Named Executive Officers held outstanding equity awards as of December 31, 2010.
2010 Stock Vested
     None of the Named Executive Officers held any equity incentive awards that vested during 2010.
Potential Payments Upon Termination or Change in Control
     The following table summarizes the compensation and other benefits that would have become payable to the Named Executive Officers assuming their employment had terminated on December 31, 2010, given the executive officer’s base salary as of that date. In addition, the following table summarizes the compensation that would become payable to each of the Named Executive Officers assuming that a change in control of the Company had occurred on December 31, 2010.
     In reviewing the table, please note the following:
•	the amounts shown are the benefits payable under the Company’s employment agreements with Messrs. Weinreb and Herlitz. For additional information regarding these employment agreements, see “—Employment Agreements.”

•	the cash severance payments payable under the Company’s employment agreements with Messrs. Weinreb and Herlitz normally would include annual incentive compensation. However, during 2010, the Company did not provide annual incentive compensation opportunities for Messrs. Weinreb or Herlitz. Therefore, the cash severance payments shown in the table below only take into consideration the executive’s annual base salary.

•	there were no outstanding equity awards held by the Named Executive Officers as of December 31, 2010.

•	Mr. Richardson, the Chief Financial Officer of the Company, is not included in the table because he did not commence employment with the Company until March 2011.

		Acceleration of
	Cash Severance	Equity Awards	Total
David. R. Weinreb
Termination for any reason not in connection with a change in control	$—	$—	$0
Termination without cause or for good reason in connection with a change in control	3,000,000	—	3,000,000
Grant Herlitz
Termination for any reason not in connection with a change in control	$—	$—	$0
Termination without cause or for good reason in connection with a change in control	2,250,000	—	2,250,000

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL HOLDERS
     The tables below provide information regarding the beneficial ownership of the Company’s common stock as of April 25, 2011, by:
•	each director of the Company;

•	each of the executive officers named in the Summary Compensation Table;

•	all directors and executive officers as a group; and

•	each beneficial owner of more than 5% of the Company’s common stock.
     The table below lists the number and percentage of shares beneficially owned based on 37,923,154 shares of common stock outstanding as of April 25, 2011. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, the Company believes each stockholder named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned.
Directors and Executive Officers

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership	Percentage
William Ackman(1)	5,484,684	13.8%
David Arthur	—	*
Adam Flatto(2)	4,014	*
Jeffrey Furber(2)	3,352	*
Gary Krow(2)	3,814	*
Allen Model(2)	5,311	*
R. Scot Sellers(2)	16,352	*
Steven Shepsman(2)	1,352	*
David R. Weinreb	—	—
Grant Herlitz	—	—
Rael Diamond	—	—
All directors and executive officers as a group (11 persons)(3)	5,538,879	13.9%

*	Less than 1%.

(1)	Represents (a) 3,568,017 shares held by Pershing Square, Pershing Square L.P., Pershing Square II, L.P and Pershing Square International, Ltd (collectively, the “Pershing Square Funds”) and (b) 1,916,667 shares underlying a warrant held by the Pershing Square Funds that is currently exercisable. Mr. Ackman may be deemed to be the beneficial owner of these shares by virtue of his position as managing member of PS Management GP, LLC (“P.S. Management”), the investment advisor to the Pershing Square Funds, and Pershing Square GP (“Pershing Square GP”), the general partner of each of Pershing Square, L.P. and Pershing Square II, L.P. See "—Five Percent Holders” for more information.

(2)	Includes shares of restricted stock for which the following director has sole voting power, but no dispositive power: Mr. Flatto (1,014), Mr. Furber (1,352), Mr. Krow (1,014), Mr. Model (811), Mr. Sellers (1,352) and Mr. Shepsman (1,352). These shares of restricted stock will vest on June 1, 2011.

(3)	Includes (a) 1,916,667 shares underlying a warrant held by the Pershing Square Funds that is currently exercisable as described in footnote (1) above, (b) 6,895 shares of restricted stock held by certain directors as described in footnote (2) above, and (c) 20,000 shares of restricted stock granted to Andrew C. Richardson, the Chief Financial Officer of the Company, in March 2011 for which he has sole voting power, but no dispositive power.
     Each of the Company’s current executive officers purchased a warrant from the Company to acquire shares of Company common stock. In November 2010, David R. Weinreb, the Chief Executive Officer and a director of the Company, and Grant Herlitz, the President of the Company, purchased warrants in connection with their joining the Company as executive officers. Mr. Weinreb purchased a warrant to acquire 2,367,985 shares for $15.0 million and Mr. Herlitz purchased a warrant to acquire 315,731 shares for $2.0 million. In March 2011, in connection with his joining the Company, Andrew C. Richardson, the Chief Financial Officer of the Company, purchased a warrant from the Company to acquire 178,971 shares for $2.0 million. The purchase prices were paid in cash and determined by the Board, with the assistance of an outside advisor, to equal the fair value of the warrants on the issue date.
     These warrants became fully vested at the time of purchase, but do not become exercisable until the sixth anniversary of the date of purchase, subject to limited exceptions. In accordance with SEC rules, the shares of Company common stock underlying the warrants are not included in the table above because the warrants are not exercisable within 60 days of the date of the information provided in the table.
Five Percent Holders
     The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities, other than directors and officers of the Company, known by the Company to beneficially own 5% or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by each entity identified below is included in reliance on a report filed by the entity with the SEC, except that the percentage is based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and the number of shares of common stock outstanding on April 25, 2011.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent
General Trust Company, as Trustee(1)	6,553,024	17.3%
M.B. Capital c/o M.B. Capital Units L.L.C., 300 North Dakota Avenue, Suite 202, Sioux Falls, South Dakota 57104

Brookfield Retail Holdings LLC(2)	6,257,951	15.0%
Level 22, 135 King Street, Sydney NSW 2000, Australia

Pershing Square(3)	5,484,684	13.8%
888 Seventh Avenue, 42nd Floor, New York, New York 10019

Paulson & Co. Inc.(4)	2,194,201	5.8%
1251 Avenue of the Americas New York, New York 10020

(1)	According to a Schedule 13G/A filed by General Trust Company (“GTC”) with the SEC on January 18, 2011, the shares of M.B. Capital are held directly by GTC solely in its capacity as trustee of trusts, the beneficiaries of which are members of the Bucksbaum family which, for purposes hereof, include the spouses and descendents of Martin, Matthew and Maurice Bucksbaum, including John Bucksbaum, chairman of the board of GTC. GTC is a general partner of M.B. Capital Partners III (“M.B. Capital”). GTC has sole beneficial ownership, voting and investment power with respect to 4,922,266 shares. GTC and M.B. Capital share beneficial ownership, voting and investment power over 1,630,758 shares.

(2)	According to a Schedule 13D/A filed by (i) Brookfield Asset Management Inc. (“Brookfield”), (ii) Trilon Bancorp Inc. (“Trilon Bancorp”), (iii) Brookfield Private Funds Holdings Inc. (“Brookfield Holdings”), (iv) Brookfield Asset Management Private Institutional Capital Adviser (“BAM Canada”), (v) Brascan Asset Management Holdings Limited (“Brascan”), (vi) Brookfield US Holdings Inc. (“US Holdings”), (vii) Brookfield US Corporation (“US Corp.”), (viii) Brookfield REP GP Inc. (“BRGP”), (ix) Brookfield Retail Split LP (“Split LP”), (x) Brookfield Retail Holdings LLC (“BRH”), (xi) Brookfield Retail Holdings II LLC (“BRH II”), (xii) Brookfield Retail Holdings III LLC (“BRH III”), (xiii) Brookfield Retail Holdings IV-A LLC (“BRH IV-A”), (xiv) Brookfield Retail Holdings IV-B LLC (“BRH IV-B”), (xv) Brookfield Retail Holdings IV-C LLC (“BRH IV-C”), (xvi) Brookfield Retail Holdings IV-D LLC ((BRH IV-D”), and (xvii) Brookfield Retail Holdings V LP, (“BHR-V” and collectively, the “Brookfield Reporting Persons”) with the SEC on February 23, 2011, (the “Brookfield 13D/A”), these shares include 3,833,333 shares underlying a warrant that is currently exercisable. The Brookfield Reporting Persons may be deemed to constitute a “group” and as a group may be deemed to beneficially own all the respective shares. BRH, BRH II, BRH III, BRH IV-A, BRH IV-B, BRH IV-C, BRH IV-D and BRH V share voting and investment power with respect to these shares. BAM Canada, Brookfield Holding, Trilon Bancorp, Brookfield, BRGP, US Holdings, US Corp. and Brascan may be deemed to share voting and investment power with respect to the shares.

According to the Brookfield 13D/A, the Northern Trust Company, acting in its capacity as custodian for the Future Fund Board of Guardians, Stable Investment Corporation and Best Investment Corporation, may be deemed to constitute part of the “group” and to beneficially own and share voting and investment power with respect to these shares.

(3)	According to a Schedule 13D filed by (i) Pershing Square, (ii) PS Management, (iii) Pershing Square GP and (iv) William Ackman (collectively, the “Pershing Reporting Persons”) with the SEC on November 19, 2010, these shares include 1,916,667 shares underlying a warrant that is currently exercisable. The Pershing Reporting Persons share voting and investment power with respect to these shares. However, Pershing Square GP only shares voting and investment power with respect to 1,921,843 shares and 1,701,076 shares underlying warrants.

(4)	According to a Schedule 13G filed by Paulson & Co. Inc. (“Paulson”) with the SEC on February 15, 2011, Paulson has sole voting and investment power with respect to these shares. Paulson has informed the Company that (a) it acquired the shares of Company common stock in its capacity as an investment advisor, and (b) its advisory clients, and not Paulson, have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, Company common stock.

EQUITY COMPENSATION PLAN INFORMATION
     As of December 31, 2010, the Company’s 2010 Equity Incentive Plan was the only compensation plan under which securities of the Company were authorized for issuance. This plan was approved by the Company’s sole stockholder prior to the Company’s spin-off in November 2010. The table provides information as of December 31, 2010.

Number of securities
to be issued upon
	exercise of		Weighted-average	Number of securities
	outstanding		exercise price of	remaining available for
	options, warrants		outstanding options,	future issuance under
Plan Category	and rights		warrants and rights	equity compensation plans
Equity compensation plans approved by stockholders	164,138	(1)	$133.28	3,689,803

Equity compensation plans not approved by stockholders	—		—	—

(1)	Amount of shares underlying options issued by GGP that were assumed by the Company in connection with its separation from GGP on November 9, 2010.

INDEPENDENT PUBLIC ACCOUNTANTS
Selection
     Deloitte & Touch LLP served as our independent registered public accounting firm for 2010. As of the date of this proxy statement, the audit committee has not taken formal action to engage our independent registered public accounting firm for 2011, but expects to do so before the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement and will be available to respond to questions.
Audit and Non-Audit Fees
     The following table presents fees for audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for 2010. No other services were rendered by the Deloitte & Touche LLP in 2010.

2010
Audit Fees (1)	$515,000

(1)	Audit fees consist principally of fees for the audit of the Company’s consolidated and combined financial statements for 2010 and the review of the financial statements included in our Form 10-Q for the quarter-ended September 30, 2010. Fees related to the spin-off were paid by GGP and were for audits and reviews of carve-out financial statements for previous periods.
Pre-Approval Policies and Procedures
     The audit committee’s policy is to require the pre-approval of all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules).

AUDIT COMMITTEE REPORT
     Management is responsible for the Company’s system of internal control over financial reporting and for preparing its financial statements. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The audit committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control. The audit committee operates under a written charter adopted by the Board and reviewed annually by the audit committee.
     The audit committee reviewed and discussed with both management and the Company’s independent registered public accounting firm the audited financial statements of the Company for the year ended December 31, 2010 prior to their issuance. During 2010, management advised the audit committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure issues with the audit committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and SEC Regulation S-X Rule 2-07, Communication with Audit Committees, as currently in effect, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from Deloitte & Touche LLP required by applicable requirements of PCAOB regarding the independent accountant’s communications with the audit committee concerning independence.
     Taking all of these reviews and discussions into account, all of the audit committee members, whose names are listed below, recommended to the Board that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Members of the Audit Committee
Steven Shepsman, Chair
Gary Krow
Allen Model

RELATED PARTY TRANSACTIONS AND CERTAIN RELATIONSHIPS
Related Party Transactions Policy
     The Company has adopted a written policy relating to the approval of related party transactions. Under this policy, the audit committee annually reviews certain financial transactions, arrangements and relationships between the Company and any of the following related parties to determine whether any such transaction, arrangement or relationship is a related party transaction:
•	any director, director nominee or executive officer of the Company;

•	any beneficial owner of more than 5% of the Company’s outstanding stock; and

•	any immediate family member of any of the foregoing.
     Audit committee review is required for any financial transaction, arrangement or relationship that:
•	involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $120,000;

•	would cast doubt on the independence of a director;

•	would present the appearance of a conflict of interest between the Company and the related party; or

•	is otherwise prohibited by law, rule or regulation.
     The audit committee reviews each such transaction, arrangement or relationship to determine whether a related party has, has had or expects to have a direct or indirect material interest. Following its review, the audit committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, cancelling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with the Company. Any member of the audit committee who is a related party with respect to a transaction under review is not permitted to participate in the discussions or evaluations of the transaction; however, the audit committee member will provide all material information concerning the transaction to the audit committee. The audit committee reports its action with respect to any related party transaction to the Board.
     The following are summaries of transactions entered into by the Company prior to, in connection with and after the Company’s spin-off from GGP. Each of the transactions entered into by the Company prior to or in connection with the spin-off was reviewed and approved by GGP, the Company’s then sole stockholder. Each of the transactions entered into by the Company after the spin-off was reviewed and approved by the Company’s audit committee, with the exception of the sale of warrants to Messrs. Weinreb, Herlitz and Richardson. The sale of warrants to those individuals was approved initially by the compensation committee and then by the Board.
Transactions Prior to the Spin-Off
     The Company was spun-off from GGP in November 2010 in connection with GGP’s emergence from bankruptcy. Prior to the spin-off, the Company did not conduct any business and did not have any significant assets or liabilities. Further, the Company did not have any executive officers upon completion of the spin-off. Three months prior to the spin-off in August 2010, GGP caused the Company to enter into a services agreement with Brookfield Advisors LP to provide the Company with, among other things, administrative services to facilitate the spin-off until full-time management could be identified and assume management responsibilities. The agreement had an initial term of six months. Under the agreement, the Company paid Brookfield Advisors a management fee of $500,000 per month.
     In September 2010, Brookfield Advisors subcontracted a portion of its obligations under the services agreement to TPMC Realty Corporation. David R. Weinreb, currently a director and the Chief Executive Officer of the Company, is the sole equity owner and chief executive officer of TPMC Realty Corporation. Grant Herlitz, currently the President of the Company, is the president and chief financial officer of TPMC Realty Corporation. The costs of subcontracting to TPMC Realty Corporation were borne by Brookfield Advisors.
     The Company terminated its services agreement with Brookfield Advisors effective as of January 31, 2011. Concurrently therewith, Brookfield Advisors terminated its subcontract agreement with TPMC Realty Corporation. The aggregate amount of fees owed to Brookfield under the terms of the agreement was $2.42 million, of which GGP paid $1.42 million and the Company paid $1.0 million. Approximately $374,601 was paid to TPMC Realty Corporation by Brookfield Advisors under the terms of the subcontract.
Transactions in Connection with the Spin-Off
     Pursuant to GGP’s plan of reorganization, GGP entered into agreements with each of Brookfield, Fairholme and Pershing Square pursuant to which these entities purchased an aggregate of $250 million of Company common stock at the effective time of the spin-off. At the effective time of the spin-off, the Company also entered into (a) warrant agreements, registration rights agreements and stockholders agreements with each of Brookfield, Fairholme and Pershing Square, (b) a registration rights agreement with M.B. Capital, and (c) a standstill agreement with Pershing Square. The key terms of each of these agreements is summarized below. See “Security Ownership of Management and Certain Beneficial Holders—Five Percent Holders” for the current beneficial ownership of Company common stock held by each of Brookfield, M.B. Capital and Pershing Square.
Warrant Agreements
     In November 2010, the Company issued warrants to purchase shares of Company common stock to Brookfield (3.8 million shares), Fairholme (1.9 million shares), Pershing Square (1.9 million shares) and certain other investors. The warrants have an initial exercise price of $50.00 per share and a term of seven years. The warrants issued to Brookfield and Pershing Square were immediately exercisable. The warrants issued to Fairholme are exercisable upon 90 days’ prior written notice by Fairholme for the first six and one-half years and, thereafter, are exercisable without notice. The warrants issued to Fairholme and Pershing Square can only be exercised on a net share basis, which means that the exercise price for the warrants will not be paid in cash, but rather will be netted against the shares received upon exercise of the warrants, resulting in fewer shares being issued. Upon certain change in control events, the warrant holders have the right to require that the warrants be canceled in exchange for a cash payment determined using a Black-Scholes-based formula.
Registration Rights Agreements
     In November 2010, the Company entered into registration rights agreements with Brookfield, Fairholme, M.B. Capital, Pershing Square and certain other investors with respect to Company common stock held by such stockholders. The agreements with Brookfield, Fairholme and Pershing Square require the Company to maintain a shelf registration statement covering the shares held by each stockholder. Additionally, these stockholders may require the Company to:
•	register shares of Company common stock held by them having an estimated aggregate fair market value of at least $25 million;

•	undertake up to three underwritten offerings, but no more than one underwritten offering during any 12-month period; and

•	include shares of Company common stock held by them in any registration statement whenever the Company proposes to register shares of its common stock.
     The agreement with M.B. Capital requires the Company to maintain a shelf registration statement covering the shares held by M.B. Capital until November 2012. After that time, if any registrable securities remain outstanding, M.B. Capital may request that the Company file a new shelf registration statement. If the Company does not have an effective shelf registration statement, M.B. Capital may require the Company to:
•	register shares of Company common stock held by it having an estimated fair market value of at least $10 million (or the entire amount of registrable securities then held by it if less than $10 million), up to a maximum of five times and, for so long as the Company is not eligible to register securities on Form S-3, no more than once per year;

•	undertake up to two underwritten offerings; and

•	include shares of Company common stock held by it in any registration statement whenever the Company proposes to register shares of its common stock.
     The Company has agreed to pay all expenses, other than underwriting discounts and commissions, in connection with these registration rights agreements, including legal and accounting fees incurred by the Company, printing costs and the fees of one law firm for the selling stockholders (limited to $50,000 for a registration requested by M.B. Capital). Additionally, the Company has agreed to indemnify these stockholders against certain liabilities, including liabilities under the federal securities laws.
Stockholder Agreements
     In November 2010, the Company entered into agreements with each of Brookfield, Fairholme and Pershing Square. Under these agreements, subject to certain exceptions, if the Company makes a public or non-public offering of its common stock (or securities convertible or exchangeable into common stock), each of these stockholders has a right to acquire the securities for the same price and on the same terms up to the amount needed for it to maintain its aggregate proportionate common stock-equivalent interest in the Company on a fully diluted basis. This right will terminate for each of Brookfield, Fairholme and Pershing Square when it beneficially owns less than 5% of the Company’s outstanding shares on a fully diluted basis (as defined in the agreements).
     Under the stockholder agreements, the Company has agreed to nominate and use its reasonable best efforts to elect to the Board certain director nominees designated by Pershing Square and Brookfield. Pershing Square has the right to nominate three directors so long as it beneficially owns at least a 17.5% fully diluted economic interest (as defined in the agreement) in the Company and two Board designees so long as it beneficially owns at least a 10% interest in the Company on a fully diluted basis. Brookfield has the right to nominate one director so long as it beneficially owns at least 10% of Company common stock on a fully diluted basis. Board members designated by Pershing Square and Brookfield are not required to be independent but are subject to reasonable eligibility criteria applied in good faith to other Board candidates by the nominating and corporate governance committee. Board committees are also required to have proportionate representation of Pershing Square and Brookfield designees, except special committees and as required by independence rules. Pershing Square’s current Board designees are William Ackman, Gary Krow and Allen Model. Brookfield’s current Board designee is David Arthur.
Standstill Agreement
     In November 2010, the Company entered into an agreement with Pershing Square to, among other things:
•	limit Pershing Square’s economic interest in Company common stock to 40% of the Company’s outstanding common stock and set forth required approvals for Pershing Square to increase its economic interest above the agreed upon limit;

•	require Pershing Square, with respect to any matter the Board has recommended our stockholders not approve, to vote any of its shares in excess of 30% of the Company’s common stock against such matter or in proportion to other stockholders;

•	set forth required Board and stockholder approvals for certain change in control transactions and related party transactions involving Pershing Square; and

•	restrict certain transfers of Company common stock by Pershing Square.
     Additionally, the terms of the agreement ensure that Pershing Square does not take any action inconsistent with its support for the following corporate governance principles:
•	the Board will have nine members, unless otherwise approved by 75% of the Board members;

•	a majority of the directors on the Board will be independent; and

•	a majority of the members of the nominating and corporate governance committee will be disinterested directors (as defined in the agreement).
     Further, in connection with the election of directors, Pershing Square may vote all of its shares in its sole discretion with respect to its designees and, with respect to other director nominees, may vote 10% of the Company’s outstanding common stock in its sole discretion, but must vote the remainder of its shares in proportion to the votes cast by the Company’s other stockholders.
Transactions After the Spin-Off
Warrant Agreements
     In November 2010, the Company sold warrants to acquire shares of Company common stock to Mr. Weinreb and Mr. Herlitz in connection with their joining the Company as executive officers. Mr. Weinreb purchased a warrant to acquire 2,367,985 shares for $15.0 million. Mr. Herlitz purchased a warrant to acquire 315,731 shares for $2.0 million. The warrants have an exercise price of $42.23 per share and expire in November 2017.

     In February 2011, the Company entered into a warrant purchase agreement with Andrew C. Richardson, in connection with his joining the Company as Chief Financial Officer. Pursuant to the purchase agreement, Mr. Richardson purchased a warrant to acquire 178,971 shares of Company common stock for $2.0 million. Mr. Richardson purchased the warrant in March 2011. The warrant has an exercise price of $54.50 per share and expires in February 2018.
     The warrant purchase prices were paid in cash and determined by the Board, with the assistance of an outside advisor, to equal the fair value of the warrants on the issue date. The warrants became fully vested at the time of purchase, but do not become exercisable until the sixth anniversary of the date of purchase, subject to limited exceptions. Under the warrant agreements, the Company agreed to file a shelf registration statement registering the shares of Company common stock underlying the warrants.
Transition Agreement and Related Matters
     In January 2011, the Company entered into a transition agreement with TPMC Realty Corporation. Mr. Weinreb is the sole equity owner and chief executive officer of TPMC Realty Corporation. Mr. Herlitz is the president of TPMC Realty Corporation. The agreement contemplates, among other things, transactions that will facilitate the continuity of Company management.
     Additionally, Mr. Weinreb’s employment agreement provides for reimbursement of all out-of-pocket expenses incurred by TPMC Realty Corporation through November 9, 2010 in connection with the role of TPMC Realty Corporation as an advisor to the Company prior to the completion of the Company’s spin-off. The aggregate amount to be paid to TPMC Realty Corporation by the Company under this agreement is $934,052.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Compliance with Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. These reporting persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.
     Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2010 all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were in compliance with Section 16(a).
STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING OF STOCKHOLDERS
     In order to be included in the Company’s proxy materials for the 2012 annual meeting of stockholders, a stockholder proposal must be received in writing by the Company at The Howard Hughes Corporation, One Galleria Tower, 13355 Noel Road, Suite 950, Dallas, Texas 75240, Attention: Corporate Secretary, by January 12, 2012, and otherwise comply with all requirements of the SEC for stockholder proposals.
     If you do not wish to submit a proposal for inclusion in next year’s proxy materials, but instead wish to present it directly at the 2012 annual meeting of stockholders, you must give timely written notice of the proposal to the Company’s Corporate Secretary. To be timely, the notice (including a notice recommending a director candidate) must be delivered to the above address no earlier than 120 days nor later than 90 days prior to the first anniversary date of the preceding year’s annual meeting. To be timely, a written notice of a proposal (including notice recommending a director candidate) must be received no later than March 24, 2012. The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by the Company’s by-laws. A copy of the Company’s by-laws is available upon request from the Company’s Corporate Secretary.
OTHER MATTERS
     The board is not aware of any other business that may be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,
Grant D. Herlitz
President Dallas, Texas May 11, 2011

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each of the following Nominees for Director:

1. Election of Directors	For	Against	Abstain
1a. William Ackman	☐	☐	☐
1b. David Arthur	☐	☐	☐
1c. Adam Flatto	☐	☐	☐
1d. Jeffrey Furber	☐	☐	☐
1e. Gary Krow	☐	☐	☐
1f. Allen Model	☐	☐	☐
1g. R. Scot Sellers	☐	☐	☐
1h. Steven Shepsman	☐	☐	☐
1i. David R. Weinreb	☐	☐	☐

	For	Against	Abstain
2 Board Proposal regarding an advisory vote on named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	3 years	2 years	1 year	Abstain
3 To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000108239_1 R1.0.0.11699

THE HOWARD HUGHES CORPORATION 13355 NOEL ROAD, SUITE 950 DALLAS, TX 75240 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal:For Against Abstain 2Board Proposal regarding an advisory vote onnamed executive officer compensation. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . THE HOWARD HUGHES CORPORATION Annual Meeting of Stockholders June 22, 2011 9:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Grant D. Herlitz and Andrew C. Richardson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of THE HOWARD HUGHES CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 9:00 AM, CDT on 6/22/2011, at The Westin Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas 75240, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.